News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Announces Fourth Quarter and Fiscal 2019 Results

CHICAGO-(October 10, 2019)-Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, today announced results for its fourth quarter and fiscal year 2019.

	Fourth Quarter			Fiscal Year
	July 31, 2019			July 31, 2019
	F19	F18	Change	F19	F18	Change
Consolidated Results
Net Sales	$70,117,000	$65,613,000	7%	$277,025,000	$266,000,000	4%
Net Income Attributable to Oil-Dri	$3,799,000	$2,701,000	41%	$12,611,000	$8,240,000	53%
Earnings per Diluted Share	$0.50	$0.36	39%	$1.67	$1.11	50%
Business to Business
Net Sales	$28,052,000	$25,817,000	9%	$105,877,000	$105,043,000	1%
Segment Operating Income	$9,630,000	$8,929,000	8%	$31,388,000	$35,120,000	(11)%
Retail and Wholesale
Net Sales	$42,065,000	$39,796,000	6%	$171,148,000	$160,957,000	6%
Segment Operating Income	$1,860,000	($35,000)	N/A	$8,683,000	$6,975,000	24%

Daniel S. Jaffee, President and CEO, stated, “I am pleased to report that we finished our fourth quarter with positive results. After a challenging start to our fiscal year, which included a difficult and costly transition to a new ERP system, as well as increased costs of goods, we have turned the corner and are beginning to see favorable outcomes. In addition, our senior leadership team has grown to include seasoned individuals who are spearheading process improvements and new strategies to grow our business. We have a strong balance sheet with virtually no long-term debt and an untapped $45 million unsecured revolving line of credit, putting us in a great position to make investments in the future. With this solid infrastructure now in place, we are looking forward to reaping the benefits of all the key investments we made during the year.

Oil-Dri experienced sales growth within many of our business units. Although fiscal year sales in the Business to Business Products Group reflect a modest 1% increase over the prior year, this segment posted revenue gains of 9% in the fourth quarter over the same period last year. This was primarily driven by increased sales to Bleaching Clay customers, particularly within the edible oil market. Fourth quarter revenues increased

Leslie A. Garber
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

over last year within the Agricultural sector as a result of higher sales of our Verge product and within the Co-Packaging division due to growth of coarse cat litter. Our Animal Health & Nutrition business in both Latin America and North America improved in the fourth quarter over the prior year. However, these sales gains were offset by declines in our animal health markets in Asia, including China, where we are still experiencing the negative effects of the African Swine Fever. In order to combat this decline, we are focusing sales efforts on other areas, including poultry, cattle, and aquaculture.

The Retail and Wholesale Products Group’s revenues for both the quarter and fiscal year increased 6% over the prior periods. For the last four consecutive quarters, this segment demonstrated sales growth over the prior year, mainly due to increased volumes and higher prices of cat litter. Total cat litter sales were approximately 9% higher in fiscal 2019 compared to last year. This growth can be attributed to a surge in our private label lightweight business in conjunction with higher sales of our lightweight Cat’s Pride Scoopable items. Third-party market research data1 reaffirms the increase of our combined branded and private label unit share of the lightweight cat litter segment in the 52 week period ending July 27, 2019 versus the same period of 2018. Furthermore, private label coarse litter sales increased due to organic growth at our largest customer and the addition of new customers.

For the fiscal year, selling, general and administrative expenses within the Retail and Wholesale Products Group decreased by approximately 19% versus the prior year. This decline is primarily due to a reduction in advertising costs of approximately $3.6 million as a result of a shift in our marketing plan. We expect advertising expenses in fiscal year 2020 to be higher than in fiscal 2019.

During the year, we completed the construction of the second phase of the Richard M. Jaffee Laboratory for Applied Microbiology. This new facility will enhance the scope of our research capabilities and optimize technical support to our customers.

In August, our cat litter brand, Cat’s Pride, was the proud sponsor of NBCUniversal Owned Television Stations’ Clear the Shelters pet adoption campaign for the second year in a row. This week, we are once again participating in The Ellen DeGeneres Show’s Cat Week and are doubling our litter donations during the month of October. For every GREEN JUG of Cat’s Pride cat litter purchased this month, we will donate two pounds of cat litter to shelters across America. These campaigns not only help find homes for animals in need, but also increase awareness of our brand. Our commitment to helping

Leslie A. Garber
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

shelters through our Litter for Good program has allowed these organizations to use the money saved from our donated cat litter towards other programs. Additional marketing efforts similar to this will continue in the upcoming fiscal year.

For more details on our financial results, please review the Form 10-K that was filed today.”

The Company will host its fourth quarter of fiscal 2019 earnings teleconference on Friday, October 11, 2019 at 10:00am Central Time.

Oil-Dri will combine its first quarter of fiscal 2020 earnings teleconference with its Annual Meeting of Stockholders on Wednesday, December 11, 2019 at 9:30 am Central Time. The meeting will be held at The University of Chicago Booth School of Business, Gleacher Center, 450 Cityfront Plaza Drive, Chicago, IL 60611. The record date for voting eligibility at the Annual Meeting is Monday, October 14, 2019.

Participation details will be communicated via web alert approximately one week prior to each call and are available on our website’s Events page.

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While Oil-Dri’s founding product was granular clay floor absorbents, it has since greatly diversified its portfolio. The Company’s mission to “Create Value from Sorbent Minerals” is supported by its wide array of consumer and business to business product offerings. In 2016, Oil-Dri celebrated its seventy-fifth year of business and looks forward to the next milestone.

1Based in part on data reported by Nielsen through its Nielsen Answers Core Service for the Pet Care Category for the 52 week period ended July 27, 2019, for the U.S. market. Copyright © 2019 Nielsen.

“Oil-Dri”, “Verge”, and “Cat’s Pride” are registered trademarks of Oil-Dri Corporation of America. “GREEN JUG” and “Litter for Good” are trademarks of Oil-Dri Corporation of America. “Clear the Shelters” is a trademark of NBCUniversal Owned Television Stations.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” or variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful

Leslie A. Garber
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Leslie A. Garber
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(quarter unaudited)	Fourth Quarter Ended July 31,
	2019	% of Sales	2018	% of Sales
Net Sales	$70,117	100.0%	$65,613	100.0%
Cost of Sales (1)	(52,705)	(75.2)%	(49,983)	(76.2)%
Gross Profit	17,412	24.8%	15,630	23.8%
Selling, General and Administrative Expenses (1)	(13,157)	(18.8)%	(12,445)	(19.0)%
Operating Income	4,255	6.1%	3,185	4.9%
Interest Expense	(160)	(0.2)%	(127)	(0.2)%
Other Income (Loss) (1) (2)	77	0.1%	(397)	(0.6)%
Income Before Income Taxes	4,172	6.0%	2,661	4.1%
Income Tax (Expense) Benefit	(334)	(0.5)%	22	—%
Net Income	3,838	5.5%	2,683	4.1%
Net Income (Loss) Attributable to Noncontrolling Interests	39	—%	(18)	—%
Net Income Attributable to Oil-Dri	$3,799	5.4%	$2,701	4.1%
Net Income Per Share: Basic Common	$0.54		$0.40
Basic Class B Common	$0.41		$0.30
Diluted Common	$0.50		$0.36
Avg Shares Outstanding: Basic Common	5,126		5,049
Basic Class B Common	2,068		2,091
Diluted Common	7,281		7,239
(annual audited)	Twelve Months Ended July 31,
	2019	% of Sales	2018	% of Sales
Net Sales	$277,025	100.0%	$266,000	100.0%
Cost of Sales (1)	(211,365)	(76.3)%	(194,078)	(73.0)%
Gross Profit	65,660	23.7%	71,922	27.0%
Selling, General and Administrative Expenses (1)	(55,248)	(19.9)%	(56,045)	(21.1)%
Operating Income	10,412	3.8%	15,877	6.0%
Interest Expense	(594)	(0.2)%	(676)	(0.3)%
Other Income (Expense) (1) (2)	4,730	1.7%	(335)	(0.1)%
Income Before Income Taxes	14,548	5.3%	14,866	5.6%
Income Tax Expense	(1,933)	(0.7)%	(6,644)	(2.5)%
Net Income	12,615	4.6%	8,222	3.1%
Net Income (Loss) Attributable to Noncontrolling Interests	4	—%	(18)	—%
Net Income Attributable to Oil-Dri	$12,611	4.6%	$8,240	3.1%
Net Income Per Share: Basic Common	$1.82		$1.22
Basic Class B Common	$1.36		$0.91
Diluted Common	$1.67		$1.11
Avg Shares Outstanding: Basic Common	5,112		5,036
Basic Class B Common	2,068		2,097
Diluted Common	7,251		7,222
(1) Prior year amounts have been retrospectively adjusted to conform to the current year presentation of the non-service cost components of net periodic benefit cost required by new guidance under ASC 715, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. For further information about amounts included in this line item, please refer to Note 1 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the period ended July 31, 2019.
(2) For further information about amounts included in this line item, please refer to Note 2 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the period ended July 31, 2019.

Leslie A. Garber
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(audited)

		As of July 31,
		2019	2018
Current Assets
Cash and Cash Equivalents		$21,862	$12,757
Short-term Investments		—	7,124
Accounts Receivable, Net		35,459	33,602
Inventories		24,163	22,521
Prepaid Expenses		7,792	7,010
Total Current Assets		89,276	83,014
Property, Plant and Equipment, Net		90,798	86,706
Other Assets		25,153	24,962
Total Assets		$205,227	$194,682

Current Liabilities
Current Maturities of Notes Payable		$3,083	$3,083
Accounts Payable		8,092	6,543
Dividends Payable		1,761	1,627
Accrued Expenses		19,670	19,696
Total Current Liabilities		32,606	30,949
Noncurrent Liabilities
Notes Payable		3,052	6,107
Other Noncurrent Liabilities		34,023	25,741
Total Noncurrent Liabilities		37,075	31,848
Stockholders' Equity		135,546	131,885
Total Liabilities and Stockholders' Equity		$205,227	$194,682

Book Value Per Share Outstanding		$18.88	$18.49

Acquisitions of:
Property, Plant and Equipment	Fourth Quarter	$4,867	$4,541
	Year To Date	$15,029	$15,074
Depreciation and Amortization Charges	Fourth Quarter	$3,481	$3,179
	Year To Date	$13,330	$12,756

Leslie A. Garber
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(audited)

	For the Twelve Months Ended
	July 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$12,615	$8,222
Adjustments to reconcile net income to net cash
provided by operating activities, net of acquisition:
Depreciation and Amortization	13,330	12,756
Increase in Accounts Receivable	(1,729)	(522)
(Increase) Decrease in Inventories	(1,693)	225
Increase (Decrease) in Accounts Payable	590	(2,436)
(Decrease) Increase in Accrued Expenses	(589)	771
Increase (Decrease) in Pension and Postretirement Benefits	3,307	(11,048)
Other	912	2,644
Total Adjustments	14,128	2,390
Net Cash Provided by Operating Activities	26,743	10,612

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(15,029)	(15,074)
Net Dispositions of Investment Securities	7,134	16,581
Other	7	1,065
Net Cash (Used in) Provided by Investing Activities	(7,888)	2,572

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Long-Term Debt	(3,083)	(3,083)
Dividends Paid	(6,656)	(6,230)
Purchase of Treasury Stock	(147)	(26)
Net Cash Used in Financing Activities	(9,886)	(9,339)

Effect of exchange rate changes on cash and cash equivalents	136	(183)

Net Increase in Cash and Cash Equivalents	9,105	3,662
Cash and Cash Equivalents, Beginning of Period	12,757	9,095
Cash and Cash Equivalents, End of Period	$21,862	$12,757

Leslie A. Garber
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515